EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT, dated as of August 14, 2003 (the "Agreement"), is made by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Company"), and JAMES E. LEWIS (the "Employee").

          WHEREAS, the Company is in the business of developing and operating independent power and cogeneration facilities (the "Business"); and

          WHEREAS, the Company and the Employee desire that the Company employ the Employee, and the Employee accept employment, as the Chief Executive Officer ("CEO") of the Company upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the Company and the Employee hereby agree as follows:

l.     Duties.

          1.1.     During the Term (as defined below), the Employee shall be the CEO of the Company (or such other and comparable title and position as shall be given the Employee by the Board of Directors of the Company (the "Board")), shall faithfully perform for the Company the duties of said office and shall perform such other duties and hold such offices of an executive nature as shall be requested from time to time by the Board based on an affirmative vote of two thirds of the Directors then in office. The Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him pursuant to the terms of the foregoing sentence. The Employee shall report directly to the full Board (and not an Executive Committee thereof). The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use his best efforts to advance the best interests of the Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder.

          1.2.     The duties to be performed by the Employee hereunder shall be performed primarily in Charlotte, North Carolina, subject to reasonable travel requirements on behalf of the Company. The Company shall not relocate the Employee outside of Charlotte, North Carolina, without his prior written consent.

2.     Term. Unless sooner terminated in accordance with the provisions of Section 4, the Company hereby employees the Employee, and the Employee hereby accepts such employment, for a term (the "Term") commencing on August 14, 2003 (the "Commencement Date"), and ending on the fifth (5th) anniversary of the Commencement Date, except that this five (5) year term shall be automatically extended one (1) year, creating a new five (5) year term, on each anniversary of the Commencement Date, unless the Board, based on a vote of two thirds of the Directors then in office, or Employee, gives notice to the other party at least ninety (90) days prior to an anniversary of the Commencement Date that the Term shall not be extended for an additional year.

3.     Compensation.

          3.1.     Base Salary. During the Term and subject to the next sentence of this Section 3.1, the Employee shall be compensated at the annual rate of $500,000 ("Base Salary"), payable on a monthly basis in accordance with the Company's standard payroll procedures. At the beginning of each calendar year, the Base Salary shall be increased by no less than an amount, if positive, which will reflect increases in the cost of living in accordance with the Company's standard policies and procedures. At no time during the Term may the employee's Base Salary be decreased.

          3.2.     Incentive Compensation. In addition to the Base Salary, the Employee shall be entitled to receive a cash bonus ("Bonus") in an amount to be determined following the conclusion of each fiscal year of the Company during the Term in the sole discretion of the Board, after receiving the recommendation of the compensation committee (the "Compensation Committee") comprised of two or more members of the Board who are neither employees of the Company or who have a family relation to Employee. In fixing the amount of the Employee's Bonus, the Board shall consider the recommendation of the Compensation Committee together with all factors the Board deems relevant in gauging the Employee's performance for the preceeding fiscal year. The Bonus to which the Employee is entitled under this Section 3.2 shall be paid to the Employee during the month of March immediately following the fiscal year to which such Bonus relates in a manner consistent with the Company's past practice with respect to the payment of bonuses.

          3.3.     Profit Sharing. The Employee shall be entitled to participate in the profit sharing program of the Company and a standard Company Profit Sharing Agreement with Employee ("Profit Sharing Agreement") shall be executed concurrent with this Agreement. The Employee shall be entitled to participate in such Profit Sharing Agreement and receive distributions from such Profit Sharing Agreement ("Plan Distributions") at a level of 1.0%, subject to future adjustments by the Board, after consultation with the Compensation Committee. Notwithstanding anything to the contrary in this Agreement or such Profit Sharing Agreement, the Employee and the Company agree that the Employee's entitlement to receive Plan Distributions pursuant to such Profit Sharing Agreement upon termination of the Employee's employment during the Term for any reason (other than under Section 4.2) shall be governed by this Agreement and not the Profit Sharing Agreement to the extent of any conflict or inconsistency between this Agreement and such Profit Sharing Agreement.

          3.4.     Expenses. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of his duties hereunder.

          3.5.     Participation in Benefit Plans. The Employee shall be entitled to participate in any health benefit or other employee benefit plans available to the Company's key employees as in effect from time to time, to the extent that he may be eligible to do so under the applicable provisions of any such plan.

          3.6.     Vacation. The Employee shall be entitled to six (6) weeks of annual vacation and shall otherwise be subject to the Company's standard vacation policy applicable to someone of his position and seniority. Unused vacation shall not be carried over into any subsequent year during the Term. The Company shall have no obligation to pay the Employee for any unused vacation, except as provided in Section 4.4.

          3.7.     Insurance. In addition to providing Employee the insurance coverage required under Section 3.5, the Company shall, at its sole cost and expense, provide for the benefit of the Employee during the Term, a term life insurance policy in the amount of $10,000,000, which policy shall be owned by the Employee. The Company shall pay the Employee such amounts in cash as are necessary during the Term to pay any income tax liability the Employee may incur in connection with or arising out of (i) the term life insurance policy described above and (ii) the Company's agreement to pay any such income tax liability arising therefrom. Upon termination of employment and upon fulfillment of any Company obligation that may arise under Section 4 to continue providing the insurance coverage contemplated by this Section, the Employee shall have the right, at his sole cost and expense, to assume the insurance policy described above.

4.     Termination. The Employee's employment hereunder may be terminated only upon the expiration of the Term of this Agreement pursuant to Section 2 above or under the following circumstances:

          4.1.     Death. The Employee's employment hereunder shall terminate automatically upon his death, in which event the Company shall pay to the Employee's written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate, (i) accrued but unpaid Base Salary through the date of death, (ii) Base Salary payable for the remainder of the Term based upon the Base Salary that was paid to the Employee on the date of death (such amounts to be paid in the same manner through the remainder of the Term as if the Employee's employment were not terminated), (iii) accrued but unpaid Bonus through the date of death and (iv) all expenses payable pursuant to Section 3.4.

          4.2.     Disability. The Company may terminate the Employee's employment hereunder if (i) as a result of the Employee's incapacity due to physical, or mental illness, the Employee shall have been absent from his duties hereunder on a fulltime basis for an aggregate of one hundred and eighty (180) consecutive or nonconsecutive business days in any twelve (12) consecutive month period and (ii) within ten (10) days after written notice of termination hereunder is given by the Company, the Employee shall not have returned to the performance of his duties hereunder on a fulltime basis. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Company based upon information supplied by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or his legal representative. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Employee shall continue to receive his full then-current Base Salary hereunder until his employment is terminated pursuant to this Section 4.2, provided that amounts payable to the Employee shall be reduced by the sum of the amounts, if any, paid to the Employee during the Disability Period under any disability benefit plans of the Company. Upon termination pursuant to this Section 4.2, Employee shall receive (i) accrued but unpaid Base Salary through the date of disability, (ii) Base Salary payable for the remainder of the Term based upon the Base Salary that was paid to the Employee at the date of disability (such amounts to be paid in the same manner through the remainder of the Term as if the Employee's employment were not terminated; provided that such amounts payable to the Employee shall be reduced by the sum of the amounts, if any, paid to the Employee during the remainder of the Term under any disability benefit plans provided by or at the expense of the Company), (iii) accrued but unpaid Bonus through the date of disability and (iv) all expenses payable pursuant to Section 3.4.

          4.3.     Termination by the Company.

          4.3.1. The Company (i) shall have cause to terminate the Employee's employment hereunder ("Cause") upon the Employee (a) being convicted of a felony, a crime of moral turpitude or any other crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board), (b) being found by reasonable determination of the Board after full deliberation, made in good faith, and as the result of a vote of at least two thirds of the Directors then in office, to have engaged in the following in the performance of his duties hereunder: (1) willful misconduct, (2) willful or gross neglect, (3) fraud, (4) misappropriation or (5) embezzlement or (c) having breached in any material respect the terms and provisions of this Agreement and failed to cure such breach within fifteen (15) days following written notice from the Company specifying such breach; and (ii) may terminate the Employee's employment for Cause based on a vote of at least two thirds of the Directors then in office by issuing a written notice to the Employee (x) at any time following the occurrence of any of the events described in clauses (i)(a) and (i)(b) above and (y) on written notice given to the Employee, at any time not less than sixty (60) days following the occurrence of any of the events described in clause (i)(c) above. In the event the Employee's employment is terminated by the Company for Cause, the Employee shall be entitled to continue to receive Base Salary (accrued but unpaid) and expenses (incurred but not reimbursed to the Employee pursuant to Section 3.4), in each case only until the effective date of such termination.

          4.3.2. In the event the Employee's employment is terminated by the Company other than for Cause, the Employee shall be entitled to receive immediately upon such termination in cash a lump sum amount equal to (i) accrued but unpaid Base Salary through the date of termination, (ii) accrued but unpaid Bonus through the date of termination, (iii) all expenses payable pursuant to Section 3.4, (iv) an amount equal to five (5) times the Employee's Base Salary, (v) and an amount equal to five (5) times the average of the Bonus received by or due to Employee for each of the three (3) most recent fiscal years (or such lesser number of fiscal years since the Commencement Date, if applicable). In addition, the Employee shall be entitled to continue to receive Plan Distributions, if any, pursuant to Section 3.3 and the benefits contemplated by Section 3.5 and 3.7 of this Agreement, in each case for the remainder of the Term as if such employment had not been terminated, such amounts to be paid (and benefits to be provided) in the same manner through the remainder of the Term as if such employment were not terminated and without offset for earnings from subsequent employment or otherwise. Notwithstanding the foregoing, if the benefit plans with respect to the benefits described above do not provide coverage for or with respect to the Employee after the Employee's employment is terminated by the Company other than for Cause, the Company shall, at its sole cost and expense, provide the Employee supplemental benefits to the extent necessary to afford the Employee the same benefit coverage that would have been available to the Employee for the. remainder of the Term had his employment not been terminated. In addition to the amounts described above, cash payments in an amount sufficient to ensure that the amounts received under this Section 4.3.2 as a result of a Change of Control are not subject to net reductions due to the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

4.4. Termination by the Employee.
4.4.1. Definitions. For purposes of this Section 4.4, the following terms shall have the respective meanings set forth below:
(a) "Affiliate" means, with respect to the Company, any entity directly or indirectly controlled, controlling or under common control with the Company.

           (b)     "Acceleration Payment" means an amount in cash equal to the value of (i) any Bonus or Plan Distribution accrued but unpaid prior to the date of termination, (ii) any vacation accrued but unused prior to the date of termination (iii) all stock options, restricted stock awards, stock appreciation rights and any other similar Company capital stock based compensation awards (whether vested or not vested), if any, that have been granted or awarded to the Employee prior to the date of termination, and (iv) all expenses payable pursuant to Section 3.4.

          (c)     "Change of Control" means (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of fifty percent (50%) or more of the issued and outstanding stock of the Company in a single transaction or series of transactions (excluding therefrom any acquisition of stock of the Company by George T. Lewis, Jr., his spouse, their lineal descendants and the spouses of such lineal descendants, and any trust established by or for the benefit of any one or more of the foregoing), (ii) the Company is a party to a merger, consolidation or similar transaction and following such transaction fifty percent (50%) or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Company or an Affiliate of the Company, (iii) the Company sells or transfers fifty percent (50%) or more of its assets to any other person or persons other than an Affiliate of the Company, (iv) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, (v) during any two year period, individuals who comprise a majority of the Board at the beginning of such two year period do not comprise a majority of the Board at the end of such two year period (such Board composition being referred to as a "Continuing Majority"), or (vi) any individual is elected to the Board at any time without notice to and the concurrence of the Employee.

          (d)     "Good Reason" means (i) the assignment to the Employee of any duties inconsistent with his status as CEO of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer (whether actual or defacto) of a significant portion of such responsibilities to one or more other persons, (ii) the failure by the Company to pay or provide to the Employee, within thirty (30) days of a written demand therefor, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy, (iii) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within 30 days after written notice thereof from the Employee, or (iv) the occurrence of a Change of Control.

          (e)     "Severance" means the sum of (i) the Base Salary that was paid or due to the Employee immediately prior to termination by the Employee for Good Reason, (ii) the average Bonus paid to or due to the Employee during the three years immediately prior to termination by the Employee for Good Reason (or such lesser number of years since the Commencement Date, if applicable), and (iii) the average Plan Distribution paid to or due to the Employee during the three years immediately prior to termination by the Employee for Good Reason (or such lesser number of years since the Commencement Date, if applicable).

(f) "Severance Benefits" means the benefits contemplated by Section 3.5 and 3.7 of this Agreement.
(g) "Severance Term" means five (5) years.

          4.4.2. At the election of the Employee for Good Reason, the Employee may terminate his employment upon 30 days written notice to the Company; provided, such notice is given by Employee within three hundred and sixty five (365) days of the event or action which constitutes Good Reason. If during the Term the Employee's employment is terminated by the employee for Good Reason, the Employee shall be entitled to receive from the Company (i) Severance and Severance Benefits, payable during the Severance Term, and the Acceleration Payment, payable immediately; provided, in the event Employee terminates his employment for Good Reason following a Change in Control, Employee shall have the additional right, exercisable by written notice to the Company, to accelerate payment of all remaining Severance payable during the Severance Term (without any present value adjustment) which amount shall be due and payable in a lump sum within ninety (90) days following the delivery to Company of notice of exercise of the right to accelerate. In addition to the amounts described above, cash payments in an amount sufficient to ensure that the amounts received under this Section 4.4.2 as a result of a Change of Control are not subject to net reductions due to the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

          4.4.3.     Upon ninety (90) days' prior written notice, the Employee may terminate his employment with the Company other than for Good Reason. If the Employee voluntarily terminates his employment with the Company other than for Good Reason, no further payment shall be due the Employee pursuant to Section 3 above (other than payments for accrued and unpaid Base Salary and Bonus and expenses payable pursuant to Section 3.4, in each case prior to such termination, and such amounts as may be payable under the provisions of the Profit Sharing Agreement.).

          4.5.     Effect of Termination on Certain Obligations. No termination of the employment of the Employee, whether voluntary or involuntary, shall terminate, affect or impair any of the obligations of (i) the Company to pay or otherwise provide benefits as set forth in Section 3.7, pay any pre-termination amounts due hereunder, or pay post-termination amounts due under Section 4.1, 4.2, 4.3.2, or 4.4 of this Agreement, as applicable to such termination of employment, or (ii) of Employee under Section 5 of this Agreement, all of which obligations shall survive any termination of employment of the Employee hereunder.

5.     Covenants of the Employee.

          5.1. Covenant Against Competition. The Employee acknowledges that (i) the Company is one of a limited number of persons who have developed the Business; (ii) the Business is national and international in scope: (iii) the Employee's work for the Company will give him access to the confidential affairs and proprietary information of the Company; (iv) the agreements and covenants of the Employee contained in this Section 5 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 5. Accordingly, the Employee covenants and agrees that:

          (a)     During the period Employee receives compensation as an Employee, and during the period Employee receives any severance, the Employee shall not, in the United States, directly or indirectly, (1) engage in any business that competes with the Business (or any part thereof) for the Employee's own account; (2) render any services to any person (other than the Company) engaged in such activities; or (3) become interested in any such person (other than the Company) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such person.

          (b)     During the Term and for the period ending five (5) years following the date upon which the Employee ceases to be an employee of the Company (the "Restricted Period"), the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Business or to the Company and its affiliates learned by the Employee heretofore or hereafter, directly or indirectly, from the Company and its affiliates, including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Information"), and shall not disclose such Confidential Information to anyone outside of the Company and its affiliates except with the Company's express prior written consent and except for Confidential Information which (A) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or (B) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement; provided, however, Employee's obligation not to compete shall be governed solely by paragraph 5.1(a) and shall not be extended by the interpretation or enforcement of this provision.

          (c)     All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Business or the Company shall be the Company's property and shall be delivered to the Company at any time on request.

          5.2.     Rights and Remedies upon Breach. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 5.1 (the "Restrictive Covenants"), the Company shall have the right (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedy) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The foregoing right shall be in addition to all other rights and remedies available to the Company under law or equity, and any and all such rights and remedies shall be independent of any others and severally enforceable.

6.     Severability. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.     Blue Penciling. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provisions, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.     Enforceability; Jurisdictions. The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants, provided the courts apply North Carolina law in interpreting this Agreement.

9.     Indemnification. To the fullest extent permitted or required by the laws of the State of North Carolina, the Company shall indemnify and hold harmless (including the advance payment of expenses) the Employee, in accordance with the terms of such laws, if the Employee is made a party, or threatened to be made a party, to any threatened, pending, or contemplated suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Employee is or was an officer or director of the Company or any subsidiary or affiliate of the Company, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding. The Company's obligations under this paragraph will survive the termination of this Agreement for any reason whatsoever.

10.     Director and Officer Liability Insurance. During the Term, and thereafter for the longer of the Severance Term, if any, and a period of five (5) years following a Change of Control, if any, the Company shall maintain directors' and officers' liability insurance that at all times during the period described in this Section 10 covers the Employee in an amount and with such limits and conditions in place as of the date hereof.

11.     Termination of Retirement Agreement. Upon the execution of this Agreement and the payment by the Company of $197,342.35 to the Employee, the parties hereby terminate that certain Change in Employment Status and Consulting Agreement dated as of January 1, 2000 by and between the Company and Employee.

12.     Notice. Any notice or other communication hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto as follows:

If to the Company:

Cogentrix Energy, Inc.
9405 Arrowpoint Boulevard
Charlotte, NC 28273-8110
Attention: General Counsel

If to the Employee:

James E. Lewis
18519 Vineyard Point Lane
Cornelius, NC 28031

The addresses of either party hereto above may be changed by written notice to the other party.

13.     Amendment, Waiver, Renegotiation.

          13.1.     This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by a written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          13.2.     The Board shall review Employee's Base Salary, Bonus, Profit Sharing Agreement participation level, insurance, and other benefits then being paid to him annually in light of the results of operations and current salaries and benefits then being paid to other persons holding similar positions. Subject to the provisions of this Agreement, following such review, the Board may increase (but shall not be required to increase) the Base Salary, Bonus, Profit Sharing Agreement participation level, insurance, or other benefits, but may not decrease the Base Salary, Profit Sharing Agreement participation level, insurance, and other benefits from the then existing level.

14.     Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall be personal to and not assignable by the Employee. The obligations of the Company hereunder are personal to the Employee or where applicable to his spouse or estate. The Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly owned subsidiary of the Company; provided, however, that the Company shall not be released from its obligations hereunder without the prior written consent of the Employee, which consent shall not be unreasonably withheld.

15.     Governing Law. This Agreement shall be governed by the laws of the State of North Carolina regardless of the laws that might be applicable under principles of conflicts of law.

16.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parries hereto.

17.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18.     Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. No subsequent modification may be made to this Agreement except by signed writing of the parties.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Witness:

/s/ Dennis W. Alexander Dennis W. Alexander	/s/ James E. Lewis (SEAL) James E. Lewis Chief Executive Officer COGENTRIX ENERGY, INC.
/s/ Dennis W. Alexander Dennis W. Alexander	By: /s/ Mark F. Miller Name: Mark F. Miller Title: President and Chief Operating Officer Per Board Resolution